                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

                       INVESCO HIGH INCOME MUNICIPAL FUND

A Special Meeting ("Meeting") of Shareholders of Invesco High Income Municipal Fund was held on Monday, April 2, 2012. The Meeting was held for the following purpose:

Matter:

(1) To approve an Agreement and Plan of Reorganization between Invesco High Income Municipal Fund (the "Target Fund") and Invesco Van Kampen High Yield Municipal Fund (the "Acquiring Fund"), each a series of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), providing for: (a) the acquisition of all of the assets and assumption of all of the liabilities of the Target Fund by the Acquiring Fund in exchange for shares of a corresponding class of the Acquiring Fund; (b) the distribution of such shares to the shareholders of the Target Fund; and (c) the liquidation and termination of the Target Fund.


                                                                    Broker
 Votes For              Votes Against          Abstentions         Non-Votes
 ---------              -------------          -----------         ---------
  43,304,732                1,765,020            1,469,435                 0